Sub-item 77I

LEGG MASON PARTNERS INCOME TRUST
SUPPLEMENT DATED SEPTEMBER 28, 2012
TO THE SUMMARY PROSPECTUS, PROSPECTUS AND
STATEMENT OF ADDITIONAL INFORMATION, EACH DATED AUGUST 1, 2012, OF WESTERN ASSET SHORT-TERM BOND FUND

Effective as of September 28, 2012, the text of the applicable information in the section titled "Fees and expenses of the fund" and "Example table" and section titled "More on fund management - Expense Limitation" in the fund's Prospectus in the fund's Summary Prospectus and Prospectus is hereby amended and restated pursuant to Rule 497 filing, September 28, 2012, Accession Number 0001193125-12-408617.